Exhibit 3.47

ARTICLES OF INCORPORATION
OF
[               ], INC.

The name of the business corporation is [              ], Inc. (hereinafter, the “Corporation”).

The purpose of the Corporation is [     ].

The aggregate number of shares which the corporation is authorized to issue is [                   ].

NUMBER OF SHARES [     ], CLASS OF SHARES [     ], PAR VALUE OF SHARES [     ], TOTAL AMOUNT [      ].

The preferences, qualifications, limitations, restrictions, and special or relative rights of the shares of each class are [    ].

The provisions limiting or denying to shareholders the preemptive right to acquire additional shares of the corporation are [     ].

The provisions for the regulation of the internal affairs of the corporation are [     ]

The name and address of the Registered Agent are [    ].

The number of directors constituting the initial board of directors and the name and address of the person who is to serve as director until the first annual meeting of shareholders or until successor is elected are [     ].

Name of director	Physical Street Address

Name of director	Physical Street Address

Name of director	Physical Street Address

Name of incorporator	Physical Street Address	Date	Signature

Name of incorporator	Physical Street Address	Date	Signature

Name of incorporator	Physical Street Address	Date	Signature

Name of incorporator	Physical Street Address	Date	Signature